Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of November 15, 2019, is entered into by and among (i) Monocerus Company Limited, a company with limited liability incorporated in the British Virgin Islands (the “Seller”), and (ii) Ruby Finance Investment Ltd., a company with limited liability incorporated in the Cayman Islands (the “Purchaser”). The Seller and the Purchaser are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, 360 Finance, Inc. (the “Company”) is a company incorporated in the Cayman Islands with limited liability whose American Depositary Shares (“ADSs”), each representing two Class A ordinary shares with a par value US$0.00001 per share (“Class A Shares”), are listed on the Nasdaq Stock Market under the symbol “QFIN”;

WHEREAS, the Seller legally and directly owns 9,887,770 ADSs (“Subject Securities”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Subject Securities.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1    Certain Definitions. For purposes of this Agreement, unless defined elsewhere in this Agreement, capitalized terms shall have the meanings specified in Exhibit A attached hereto.

ARTICLE II

Sale and Purchase of Securities

Section 2.1    Sale and Purchase of Securities. Upon the terms and subject to the conditions set forth herein, at the Closing, the Seller shall sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the Seller’s right, title and interest to the Subject Securities, free and clear of all Liens at a purchase price of US$10.00 per ADS, in exchange for the payment of an aggregate purchase price of US$ 98,877,700 (“Purchase Price”) by the Purchaser to the Seller.

Section 2.2    Closing Date. The sale and purchase of all Subject Securities as contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of documents and signature on a date to be determined by both Parties in writing and shall be within fifteen Business Days after the date of this Agreement, or at such other time, date and location as both Parties hereto agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

Section 2.3    Closing Deliveries by the Seller. At the Closing, the Seller shall take all actions and do all things necessary or advisable (including executing and delivering all necessary documents and instruments) to cause the depositary of the Company and/or The Depositary Trust Company to register the transfer of the Subject Securities and deliver the Subject Securities to the securities account of the Purchaser, which shall be notified to the Seller by the Purchaser at least five Business Days prior to the Closing Date.

Section 2.4    Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall commence wires for the transfer of an amount in cash equal to the Purchase Price, by wire transfer in immediately available funds to the bank account of the Seller, which shall be notified to the Purchaser by the Seller at least five Business Days prior to the Closing Date.

ARTICLE III

Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III.

Section 3.1    Organization and Good Standing. The Seller is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 3.2    Title to the Subject Securities. The Seller is the record owner of the Subject Securities as of the date hereof and as of the Closing Date, free and clear of any and all Liens. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Subject Securities, and other than this Agreement to which it is a party, there are no outstanding agreements or understandings to which the Seller is a party involving the purchase, sale or other acquisition or disposition of the Subject Securities or any interest therein. Upon consummation of the Closing as provided in Article II, the Purchaser will have good and valid title to the Subject Securities, free and clear of all Liens and restrictions on Transfer (except for restrictions on Transfer under applicable securities Laws) and the Subject Securities shall be fully paid and non-assessable with the Purchaser being entitled to all rights accorded to a holder of the Subject Securities. The sale of the Subject Securities pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 3.3    Authorization. The Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and, when executed and delivered by the Seller, assuming due authorization, execution and delivery by the Purchaser, constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 3.4    Conflicts; Consents of Third Parties. The execution, delivery and performance by the Seller of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Seller, (ii) conflict with or violate any Law or Order applicable to the Seller or the assets, properties or businesses of the Seller, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which any the Seller is a party or result in the creation of any Lien upon any of the properties or assets of the Seller other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not or would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Seller to perform its obligations under this Agreement.

Section 3.5    No Litigation. There are no Legal Proceedings by or against the Seller or the Subject Securities pending before any Governmental Authority, or, to the knowledge of the Seller, threatened to be brought by or before any Governmental Authority (a) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Seller to perform its obligations under this Agreement or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 3.6    Brokers. Other than Tiger Brokers and its cooperating brokers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 3.7    Sophisticated Seller. The Seller (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Subject Securities, and (c) has independently and without reliance upon the Purchaser, and based on such information and the advice of such advisors as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Seller acknowledges that neither the Purchaser nor any of its Affiliates is acting as a fiduciary or financial or investment adviser to the Seller, and has not given the Seller any investment advice, opinion or other information on whether the sale of the Subject Securities is prudent. The Seller acknowledges that (i) the Purchaser currently may have, and later may come into possession of, information with respect to the Company that is not known to the Seller and that may be material to a decision to sell the Subject Securities (“Seller Excluded Information”), (ii) the Seller has determined to sell the Subject Securities notwithstanding its lack of knowledge of the Seller Excluded Information, and (iii) the Purchaser shall have no liability to the Seller, and the Seller waives and releases any claims that it might have against the Purchaser whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Subject Securities. The Seller understands that the Purchaser will rely on the accuracy and truth of the foregoing representations, and the Seller hereby consents to such reliance.

Section 3.8    Full Disclosure. No representation or warranty or other statement made by the Seller in this Agreement or in materials otherwise provided to the Purchaser in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make such statements, in light of the circumstances in which they were made, not misleading. The Seller has no knowledge of any fact (other than general economic or industry conditions, and facts that are in the public domain) that may adversely affect the assets, business, prospects, financial condition or results of operations of the Company.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV.

Section 4.1    Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2    Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and, when executed and delivered by the Purchaser, assuming due authorization, execution and delivery by the Seller, constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.3    Conflicts; Consents of Third Parties. The execution, delivery and performance by the Purchaser of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Purchaser, (ii) conflict with or violate any Law or Order applicable to the Purchaser or the assets, properties or businesses of the Purchaser, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which the Purchaser is a party or result in the creation of any Lien upon any of the properties or assets of the Purchaser other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not or would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Purchaser to perform its obligations under this Agreement.

Section 4.4    No Litigation. There are no Legal Proceedings by or against the Purchaser, pending before any Governmental Authority or, to the knowledge of the Purchaser, threatened to be brought by or before any Governmental Authority (a) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Purchaser to perform its obligations under this Agreement or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 4.5    Brokers. Other than Citibank N.A. and its affiliated broker entities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.6    Purchase for Own Account; Economic Risk. The Purchaser is acquiring the Subject Securities for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Purchaser acknowledges that it (a) can bear the economic risk of its investment in the Subject Securities, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Subject Securities and (c) has independently and without reliance upon the Seller, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the transactions contemplated hereunder, except that it has relied upon the Seller’s express representations, warranties, covenants and agreements in this Agreement.

ARTICLE V

Condition to the Closing

Section 5.1    Conditions to Obligations of The Parties. The obligations of the Parties to sell and purchase the Subject Securities as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following condition:

(a)    An individual designated by the Purchaser shall have been appointed as a director of the Company.

Section 5.2    Conditions to Obligations of The Purchaser. The obligations of the Purchaser to purchase and pay for the Subject Securities as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a)    The representations and warranties of the Seller contained in Article III of this Agreement shall have been true and correct on the date hereof and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date).

(b)    The Seller shall have performed and complied with all, and not be in breach or default in any material respects under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c)    All corporate and other actions required to be taken by the Seller in connection with the sale of the Subject Securities shall have been completed.

Section 5.3    Conditions to Obligations of the Seller. With respect to the Purchaser, the obligation of the Seller to sell and transfer the Subject Securities as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)    The representations and warranties of the Purchaser contained in Article IV of this Agreement shall have been true and correct on the date hereof and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date).

(b)    The Purchaser shall have performed and complied with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c)    All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Subject Securities shall have been completed.

ARTICLE VI

Covenants and Additional Agreements

Section 6.1    Further Assurances. Each Party shall take all actions necessary or advisable and do all things (including to execute and deliver documents and other papers) necessary or advisable to consummate the transactions contemplated by this Agreement.

Section 6.2    Confidentiality and Publicity.

(a)    Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential information with respect to the other Parties, or relating to the transactions contemplated hereby, other than to their respective Affiliates, and their Affiliates’ agents, professional advisors, representatives, employees, existing and potential financing sources and investors, officers and directors who need to know such confidential information, (ii) in the event that any Party or any agent, professional advisor, representative, Affiliate, employee, financing source, investor, officer or director of such Party becomes legally compelled to disclose any such information (except for information that is required to be disclosed in any filing or reporting required under applicable securities law, including any filing on or in connection with a Schedule 13D or Schedule 13G, as the case may be, or any amendments thereto and including any rule or regulation of any national securities exchange), provide the relevant Party with prompt written notice of such requirement so that the relevant Party may, at its sole cost and expense, seek a protective order or other remedy or waive compliance with this Section 6.2(a), and (iii) in the event that such protective order or other remedy is not obtained, or the relevant Party waives compliance with this Section 6.2(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable endeavors to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 6.2(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by such Party or any of its agents, representatives, Affiliates, employees, officers or directors.

(b)    No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by the Seller) or of the Seller (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority.

Section 6.3    Releases.

(a)    In consideration of the transactions contemplated by this Agreement and in connection with the representations and warranties set forth herein or otherwise, the Seller knowingly and voluntarily hereby forever releases and discharges the Purchaser and any of its past, present and future Affiliates, subsidiaries, representatives, limited or general partners, managers, members, agents, controlling persons and representatives and the successors and assigns of all of the foregoing (collectively, the “Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in Law and in equity, both past and present (through the date of this Agreement) and whether known or unknown, suspected, or claimed against any of the Released Parties that the Seller or any of their successors or assigns may have, relating in any way (i) to non-disclosure of the Seller Excluded Information, (ii) to any appreciation in the value of the Subject Securities that may occur, or (iii) to any gains, profits or any other remuneration or consideration that may be received by the Purchaser as a result of their disposition of the Subject Securities after the date of this Agreement (the “Bases”) (the “Claims”, and for the avoidance of doubt, the term “Claims” or “Claim” only refer to that relating to the Bases). This release (the “Release”) encompasses all Claims against the Released Parties, including those of which the releasing parties are not aware and those not mentioned herein.

(b)    The Seller shall never, directly or indirectly, commence, aid in any way, prosecute or cause to be commenced or prosecuted any Action (as defined below) against any of the Released Parties arising out of or relating, directly or indirectly, to the Bases or involving any Claim covered by the Release. The Seller shall indemnify and hold harmless the Released Parties, and each of them, from and against any and all Claims and expenses, included but not limited to, court costs, attorneys’ fees and disbursements, arising out of or relating to any action brought, assisted or prosecuted in contravention of this Section 6.3.

(c)    The Seller represents and warrants to each of the Released Parties that (i) it has not made any assignment, nor will it make any assignment, of any Claim related to or covered by, directly or indirectly, the Release; (ii) no other person or entity had or has any interest of any kind whatsoever in such a Claim; and (iii) it has not, directly or indirectly, commenced, aided in any way, prosecuted or caused to be commenced or prosecuted any action, suit or other legal or administrative proceeding (each, an “Action”) against any of the Released Parties. The Seller shall indemnify and hold harmless the Released Parties, and each of them, from and against any and all Claims and expenses, including but not limited to attorneys’ fees, arising out of or relating to any breach of any representation or warranty contained in this Section 6.3.

ARTICLE VII

Indemnification

Section 7.1    Survival of Representations, Warranties and Covenants. The representations and warranties set forth under Article III and Article IV shall survive the Closing indefinitely provided that no dispute, controversy or claim shall be brought by one Party against the other Party based on the breach of Article III or Article IV, as the case maybe, happened after the Closing. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement. Neither the period of survival nor the liability of any Party with respect to their respective representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or any other Party.

Section 7.2    Indemnification by the Seller. The Seller shall indemnify the Purchaser on demand from and against all Losses suffered or incurred by the Purchaser as a consequence of or which would not have arisen but for:

(a)    any breach or inaccuracy of any representation or warranty made by the Seller in this Agreement or any certificate or other document delivered by the Seller pursuant to this Agreement;

(b)    any failure by the Seller to perform any of its obligations in this Agreement; and

(c)    any failure to file with any Governmental Authority all documents required to be filed in all jurisdictions in which such documents are required to be filed and any non-payment of any Tax liabilities arising from the transfer of the Subject Securities.

Section 7.3    Indemnification by the Purchaser. Subject to Section 6.3, the Purchaser shall indemnify the Seller on demand from and against all Losses suffered or incurred by the Seller as a consequence of or which would not have arisen but for:

(a)    any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or any certificate or other document delivered by the Purchaser pursuant to this Agreement;

(b)    any failure by the Purchaser to perform any of its obligations in this Agreement; and

(c)    any failure to file with any Governmental Authority all documents required to be filed in all jurisdictions in which such documents are required to be filed arising from the transfer of the Subject Securities.

Section 7.4    Other Remedies. The remedies provided in Sections 7.2 and 7.3 shall not be exclusive of or limit any other remedies that may be available to the Seller and the Purchaser.

ARTICLE VIII

Miscellaneous

Section 8.1    Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses, governmental or non-governmental, incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 8.2    Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of Hong Kong without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction.

Section 8.3    Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be three (3). One arbitrator shall be appointed by the Seller, and one arbitrator shall be appointed by the Purchaser. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the first two Parties. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets.

Section 8.4    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Seller. Each Party’s rights and remedies under this Agreement are not waived, lost, impaired or limited by any (a) failure to exercise them, (b) delay in exercising them, (c) exercise of them (once or in part only) or (d) exercise of other rights and remedies.

Section 8.5    Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, each Party shall be entitled to specific performance of the terms hereof.

Section 8.6    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent to an e-mail address (absent receipt of a failure to deliver notice within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose)) or (iii) two (2) Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the following addresses and e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this Section 8.6):

(a)    If to the Seller, to:

Attention: Chen Dongdong/Ding Yinghui/Li Qinglu

Address: 9th Floor, Fangyuan Building, No. 56, Zhongguancun South Street,

Haidian District, Beijing, China

Email:15210801710@139.com/dingyinghui@qianxin.com/liqinglu@qianxin.com

(b)    If to the Purchaser, to:

Address:	c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands
Fax Number:	+1 345 945 4757
Email:	Neil.Gray@intertrustgroup.com / Brian.Eden@intertrustgroup.com
Attention:	Neil Gray / Brian Eden

With copies (which shall necessarily include copies by email to the following and alone shall not constitute notice) to:

Address:	Suite 705-708 ICBC Tower, 3 Garden Road, Central, Hong Kong
Fax Number:	+852 3107 2490
Email:	ericchen@fountainvest.com / brianlee@fountainvest.com
Attention:	Eric Chen / Brian Lee

Address:	Goodwin Procter, Suite 2801, One Exchange Square, 8 Connaught Place, Central, Hong Kong
Fax Number:	+852 2801 5515
Email:	dfreeman@goodwinlaw.com / vchen@goodwinlaw.com
Attention:	Doug Freeman / Victor Chen

Section 8.7    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect.

Section 8.8    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) the Seller, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) a Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Seller, and any attempted assignment in violation of this Section 8.8 shall be void; provided that the Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates.

Section 8.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 8.10    Termination.

(a)    This Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of the Parties; (ii) by either Party by written notice to the other Party if the terminating Party is not then in material breach of any provision of this Agreement and the Closing has not occurred on or before November 30, 2019.

(b)    In the event of the termination of this Agreement in accordance with this Section 8.10, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto except: (i) as set forth in Article I, Section 6.2, Section 6.3, Article VII, Section 8.2, Section 8.3 and this Section 8.10(b); and (ii) that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof prior to such termination.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SELLER

MONOCERUS COMPANY LIMITED

By:	/s/ Chen Dongdong
Name:	Chen Dongdong
Title:	Authorized Signatory

PURCHASER

RUBY FINANCE INVESTMENT LTD.

By:	/s/ Brian Eden
Name:	Brian Eden
Title:	Director

Exhibit A

Definitions

“Affiliate” means any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including, without limitation, with respect to any Person that is an individual, his or her immediate family members.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the PRC, Hong Kong, the Cayman Islands, the British Virgin Islands or the State of California are required or authorized to be closed.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by agreement or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any liability, cost, expense (including reasonable attorneys’ fees), debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means any pledge, lien, charge, mortgage, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance or restriction on use, voting transfer or receipt of income or exercise of any other attribute of ownership.

“Losses” means any losses, actions, claims and other liabilities, including charges, damages, losses of value of securities, fines, judgments, awards, penalties, interest and costs and expenses (including, in each case, all related Taxes and reasonable attorney and other professional fees);

“Order” means any written order, injunction, judgment, decree, notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Permit” means any approval, authorization, consent, license, variance, clearance, order, exemption, permit or certificate of or issued by a Government Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means (a) any federal, national, provincial, municipal, local or taxes, duties, imposts, levies, or other like assessments in the nature of a tax, in each case, imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) other form of transfer liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above.

“Transfer” means, (i) when used as a verb, to sell, assign, dispose of, transfer, exchange, pledge, encumber, hypothecate or otherwise transfer securities, assets or other property or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction, merger, recapitalization, scheme of arrangement, amalgamation or other transaction or by operation of law), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities, assets or other property or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“U.S.” means the United States of America.

“US$’’ means US dollars, the lawful currency of the U.S.

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of November 25, 2019, is entered into by and among (i) Monocerus Company Limited, a company with limited liability incorporated in the British Virgin Islands (the “Seller”), and (ii) Ruby Finance Investment Ltd., a company with limited liability incorporated in the Cayman Islands (the “Purchaser”). The Seller and the Purchaser are referred to in this Amendment collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Parties entered into a securities purchase agreement (the “SPA”) dated November 15, 2019, pursuant to which the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, certain securities of 360 Finance, Inc.;

WHEREAS, the Parties desires to make certain amendments to the SPA to reflect their updated commercial decisions.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1    Certain Definitions. For purposes of this Amendment, unless defined elsewhere in this Agreement, capitalized terms shall have the meanings specified in the SPA.

ARTICLE II

Amendments

Section 2.1    Witnesseth. The second paragraph of the section titled “Witnesseth” in the SPA is hereby replaced with the following paragraph:

“WHEREAS, the Seller legally and directly owns 8,275,889 ADSs (“Subject Securities”);”

Section 2.2    Sale and Purchase of SecuritiesSection 2.3. The section 2.1 titled “Sale and Purchase of Securities” in the SPA is hereby replace with the following paragraph:

“Upon the terms and subject to the conditions set forth herein, at the Closing, the Seller shall sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the Seller’s right, title and interest to the Subject Securities, free and clear of all Liens at a purchase price of US$10.00 per ADS, in exchange for the payment of an aggregate purchase price of US$ 82,758,890 (“Purchase Price”) by the Purchaser to the Seller.”

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ARTICLE III

Miscellaneous

Section 3.1    Governing Law. This Amendment and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of Hong Kong without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction.

Section 3.2    Other Provisions. Article VIII of the SPA shall apply mutatis mutandis to this Amendment.

Section 3.3    Effectiveness. This Amendment shall become effective from the date hereof.

Section 3.4    Effect on the SPA and Other Transactional Document. Except as specifically amended above, the terms and conditions of SPA shall remain in full force and effect. For the avoidance of doubt, the Lock-up Letter executed by the Parties and Zhejiang Haining Guoan Ruiwei Investment Partnership (Limited Partnership) (“Citic Guoan”) on November 15, 2019 shall remain in full force and effect; and except for the transfer restrictions on certain securities beneficially owned by Citic Guoan as set forth in such Lock-up Letter, nothing in the SPA, this Amendment or the Lock-up Letter shall be deemed to impose any transfer restrictions on any other securities held by the Seller.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

SELLER

MONOCERUS COMPANY LIMITED

By:	/s/ Chen Dongdong
Name:	Chen Dongdong
Title:	Authorized Signatory

[Signature Page to Amendment to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

PURCHASER

RUBY FINANCE INVESTMENT LTD.

By:	/s/ Brian Eden
Name:	Brian Eden
Title:	Director

[Signature Page to Amendment to Securities Purchase Agreement]